EXHIBIT 99.1

Jerrold J. Pellizzon	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x262	(310) 208-2550

CERADYNE, INC. REPORTS 2005 THIRD QUARTER, NINE-MONTH RESULTS

Sales and Net Income Record Results Continue

Costa Mesa, Calif. –October 27, 2005–Ceradyne, Inc. (Nasdaq:CRDN) today reported financial results for the third quarter and nine months ended September 30, 2005, including record sales and record net income.

Sales for the third quarter 2005 rose to a record $94.4 million from $56.3 million in third quarter 2004. Net income for the third quarter 2005 increased to a record $13.3 million, or 53 cents per diluted share, compared to net income of $7.3 million, or 30 cents per diluted share, in the third quarter of 2004. Fully diluted average shares outstanding for the third quarter were 25.1 million compared to 24.7 million in the same period in 2004. Operations of ESK Ceramics have been consolidated since September 1, 2004, and contributed $26.2 million to third quarter 2005 sales compared to $8.7 million in third quarter 2004 sales.

Gross profit margin improved to a record 36.9% of net sales in the third quarter of 2005 from 31.9% of net sales in the third quarter of 2004. During the third quarter of 2004, in connection with the acquisition of ESK Ceramics, the Company incurred expenses relating to the step up of ESK’s inventory and backlog. These charges reduced gross profit margin for the third quarter of 2004 from 33.4% of net sales to 31.9%.

The provision for income taxes was 35.2% in the third quarter 2005, compared to 38.7% in the third quarter 2004.

Sales for the nine months ended September 30, 2005 reached a record $254.1 million, up from $132.2 million in the comparable period last year. Net income for the first nine months of 2005 increased to a record $30.7 million, or $1.23 per diluted share, on 25.0 million shares, from $18.8 million, or 77 cents per diluted share, on 24.5 million shares, for the nine-month period in 2004.

New bookings for the third quarter of 2005 were $67.8 million, compared to $63.9 million for the same period last year. For the first nine months of 2005, new bookings increased to a record $242.8 million, compared to $131.7 million for the comparable period last year.

Total backlog as of September 30, 2005 amounted to $189.6 million compared to total backlog at September 30, 2004 of $122.1 million.

Joel Moskowitz, Ceradyne president and chief executive officer, commented: “Our record setting results for third quarter 2005 were primarily due to ceramic body armor production at an elevated rate and at high quality levels, which are directly attributable to our having increased manufacturing capacity at our Lexington, Kentucky, and California plants. We are anticipating that these factors, plus achieving record shipping rates, will result in higher order rates, as our customers gain greater comfort in our manufacturing and delivery capabilities. Further strengthening our position is the fact that our August 2004 acquisition of ESK insures a continuing high-volume, high-quality source of the boron carbide starting powders we use to manufacture body armor.

“Although our lightweight ceramic body armor business is clearly the current driver of sales and earnings growth reported today, we remain focused on our industrial technology and product base as well,” Moskowitz stated. “Diversification was a prime motivation for acquiring ESK, and that purchase represents a major commitment and step forward toward diversifying the Company’s intermediate and longer-term growth. As part of this strategy, we are now in the process of coordinating research and development efforts in the U.S. and Germany under a newly created position of Chief Technology Officer,” added Moskowitz. “In addition to our defense related efforts, R&D will focus primarily on industrial and energy related applications where the ability to perform in high temperature environments—while exhibiting excellent resistance to corrosion and erosion—are mandated.”

Ceradyne will host a conference call today at 8:00 a.m. PDT to discuss its 2005 third quarter results. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. These web sites will also host an archive of the teleconference. A telephonic playback will be available beginning at 11:30 a.m. PDT on October 27 through 9:00 pm. PDT on October 30, 2005. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 1305919.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information can be found at the Company’s web site: www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties include the ability of Ceradyne to successfully integrate the Ceradyne and ESK business and achieve anticipated operating synergies, and fluctuations between the value of the dollar and Euro. Other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and its Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission.

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Below is a summary of unaudited comparative results. Amounts in thousands except per share data:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
NET SALES	$94,406	$56,329	$254,100	$132,240
Cost of product sales	59,576	38,373	164,823	89,238

GROSS PROFIT	34,830	17,956	89,277	43,002

OPERATING EXPENSES:
Selling	5,015	2,064	15,309	3,572
General and administrative	5,442	3,698	15,179	9,028
Research and development	2,037	858	5,641	1,881

	12,494	6,620	36,129	14,481

INCOME FROM OPERATIONS	22,336	11,336	53,148	28,521
Other income (expense):
Other income	129	948	528	2,391
Interest (expense)	(1,872)	(382)	(4,987)	(382)

	(1,743)	566	(4,459)	2,009
INCOME BEFORE PROVISION
FOR INCOME TAXES	20,593	11,902	48,689	30,530
Provision for income taxes	7,254	4,608	17,965	11,742

NET INCOME	$13,339	$7,294	$30,724	$18,788

Earnings per share, basic	$0.54	$0.30	$1.25	$0.78
Earnings per share, diluted	$0.53	$0.30	$1.23	$0.77
Avg. shares outstanding, basic	24,586	24,303	24,530	24,095
Avg. shares outstanding, diluted	25,092	24,699	25,006	24,491

Condensed Consolidated Balance Sheets (in thousands):

	September 30, 2005	December 31, 2004
Cash and cash equivalents	$4,108	$4,521
Short term investments	7,830	10,041
Other current assets	140,950	120,085
Net property, plant and equipment	154,066	162,278
Other assets	19,084	19,429

Total Assets	$326,038	$316,354

Current liabilities	$49,556	$56,258
Long term debt	107,800	108,625
Non current liabilities	10,236	10,735
Deferred tax liability	7,031	5,695
Stockholders’ equity	151,415	135,041

Total Liabilities and Stockholders Equity	$326,038	$316,354

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